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October 30, 1997                                              Exhibit 8.2


Board of Trustees
The Warwick Savings Bank
18 Oakland Avenue
Warwick, New York 10990


Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion, as amended (the "Plan") adopted by the Board of Trustees of The Warwick Savings Bank (the "Bank"), whereby the Bank will convert from a New York mutual savings bank to a New York stock savings bank and issue all of the Bank's outstanding capital stock to Warwick Community Bancorp, Inc. (the "Company"). Simultaneously, the Company will issue shares of its common stock.



We understand that in accordance with the Plan, Subscription Rights to purchase shares of Common Stock of the Company are to be issued to (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Depositors; together collectively referred to as the "Recipients". Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford the Recipients the right only to purchase shares of Conversion Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that:



         (1)   the Subscription Rights will have no ascertainable market value;
               and

         (2) the price at which the Subscription Rights are excercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Conversion Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                            Very Truly Yours,
                                            FinPro, Inc.


                                            /s/ Donald J. Musso
                                            -----------------------
                                            Donald J. Musso
                                            President